As filed with the Securities and Exchange Commission on April 28, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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AC IMMUNE SA
(Exact Name of Registrant as Specified in Its Charter)

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Switzerland	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

EPFL INNOVATION PARK
Building B
1015 Lausanne
Switzerland
(Address and Telephone Number of Registrant’s Principal Executive Offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
(800) 221-0102
(Name, Address, and Telephone Number of Agent For Service)

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Copies to:

Derek J. Dostal

Richard D. Truesdell, Jr.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
(212) 450-4000

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Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities † or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)(4)
Common Shares, par value CHF 0.02 per share				(1)
Debt Securities				(1)
Warrants				(1)
Purchase Contracts				(1)
Units				(1)
Subscription Rights				(1)
Subtotal	$350,000,000		$350,000,000	$38,185

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(1)	There are being registered hereunder such indeterminate number of securities of each identified class being registered as may be sold by the registrant from time to time at indeterminate prices, with any initial aggregate public offering price not to exceed $350,000,000. The $350,000,000 maximum aggregate offering price includes $223,411,644 in aggregate amount registered on Registration Statement on Form F-3 (Registration No 333-224694) which was declared effective on June 8, 2018 (the “Prior Registration Statement”) that remained unsold by the Company pursuant thereto which, pursuant to Rule 415(a)(6) of the Securities Act of 1933, as amended (the “Securities Act”), is being rolled over and included in this registration statement (see footnote 4 below). As such, the proposed maximum aggregate offering price of new securities being registered hereunder is $223,411,644.

(2)	The proposed maximum aggregate offering price of each class of securities will be determined from time to time by the registrant in connection with the offer and sale of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.C. of Form F-3 under the Securities Act of 1933.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 with respect to the securities to be sold by the registrant. In no event will the aggregate offering price of all securities sold from time to time pursuant to this registration statement exceed $350,000,000.

(4)	Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered hereunder include unsold securities previously registered by the Company pursuant to the Prior Registration Statement. The Prior Registration Statement registered the offer and sale of an indeterminate number of common shares, principal amount of debt securities, purchase contracts, warrants to purchase common shares, debt securities or other securities, units and subscription rights (collectively, the “Shelf Securities”) having an aggregate initial offering price not to exceed $350,000,000, $223,411,644 of which Shelf Securities remain unsold by the Company as of the date of filing of this registration statement. The registrant has determined to include in this registration statement unsold Shelf Securities under the Prior Registration Statement with an aggregate offering price of $223,411,644 (the “Unsold Securities”). Pursuant to Rule 415(a)(6) under the Securities Act, the filing fee of $24,375 relating to the Unsold Securities under the Prior Registration Statement, which was paid under the Prior Registration Statement, will continue to be applied to the Unsold Securities registered pursuant to this registration statement. To the extent that, after the filing date hereof and prior to the effectiveness of this registration statement, the registrant sells any Unsold Securities pursuant to the Prior Registration Statement, the Registrant will identify in a pre-effective amendment to this registration statement the updated amount of Unsold Securities from the Prior Registration Statement to be included in this registration statement pursuant to Rule 415(a)(6). Pursuant to Rule 415(a)(6), the offering of the Unsold Securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement. The filing fee of $24,375 relating to the Unsold Securities under the Prior Registration Statement, which was paid under the Prior Registration Statement, will continue to be applied to the Unsold Securities registered pursuant to this registration statement.

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 28, 2021

PROSPECTUS

$350,000,000
Common Shares
Debt Securities
Warrants
Purchase Contracts
Units
Subscription Rights

AC IMMUNE SA
(incorporated in Switzerland)

We may offer, from time to time, in one or more offerings, common shares, senior debt securities, subordinated debt securities, warrants, purchase contracts, units or subscription rights, which we collectively refer to as the “securities.” The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed $350,000,000. We may offer and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of Distribution” beginning on page 31.

Our common shares are listed on the NASDAQ Global Market under the symbol “ACIU.” On April 27, 2021, the last sale price of our common shares as reported by the NASDAQ Global Market was $7.14 per common share. As of April 27, 2021, the aggregate market value of our outstanding common shares held by non-affiliates was approximately $225,144,185 based on approximately 72,652,654 shares of outstanding common shares, of which approximately 31,532,799 shares were held by non-affiliates.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2021.

We have not authorized anyone to provide you with information different or additional to the information contained in or incorporated by reference in this prospectus or any related prospectus supplement we provide to you. We are not making an offer of securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless otherwise noted or the context otherwise requires, references in this prospectus to “AC Immune,” “the Company,” “our company,” “we,” “us,” “our” or similar terms refer to AC Immune SA.

TABLE OF CONTENTS

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Page

About This Prospectus	2
Where You Can Find More Information	2
Special Note Regarding Forward-Looking Statements	3
AC Immune SA	4
Risk Factors	4
Use of Proceeds	5
Description of Share Capital and Articles of Association	6
Comparison of Swiss Law and Delaware Law	18
Description of Debt Securities	25
Description of Warrants	26
Description of Purchase Contracts	27
Description of Units	28
Description of Subscription Rights	29
Plan of Distribution	31
Incorporation of Certain Information by Reference	32
Expenses	32
Legal Matters	33
Experts	33
Indemnification of Officers and Directors	II-1
Exhibits	II-1
Undertakings	II-2

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not assume that the information contained in this prospectus is accurate as of any other date.

Where You Can Find More Information

We file or furnish certain information with the SEC, including annual reports on Form 20-F and reports on Form 6-K under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following location of the SEC: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports and other information about issuers like us who file electronically with the SEC. The address of the site is http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our managing directors, supervisory directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Special Note Regarding Forward-Looking Statements

This prospectus contains statements that constitute forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, product candidates, product pipeline, ongoing and planned clinical studies, including those of our collaboration partners, regulatory approvals, research and development costs, timing and likelihood of success, as well as plans and objectives of management for future operations are forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “will” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to:

•	the success of our and our collaboration partners’ clinical studies, and our and their ability to obtain and maintain regulatory approval and to commercialize ACI-35, semorinemab, Morphomer Tau, ACI-24 for Alzheimer’s disease (AD) and for Down syndrome-related AD (ACI-24 for DS), crenezumab, and PI-2620, our Tau-positron emission tomography (PET) imaging tracer and to a lesser extent our preclinical candidates;

•	the preclinical and clinical safety, efficacy and utility of our product candidates;

•	the ability of our competitors to discover, develop or commercialize competing products before or more successfully than we do;

•	our plans to research, develop and commercialize our product candidates;

•	the identification of serious adverse, undesirable or unacceptable side effects related to our product candidates;

•	our ability to maintain our current strategic relationships with our collaboration partners;

•	our ability to protect and maintain our, and not infringe on third parties’, intellectual property rights throughout the world;

•	our ability to raise capital when needed in order to continue our product development programs or commercialization efforts;

•	our ability to attract and retain qualified employees and key personnel;

•	the acceptance by the Food and Drug Administration (FDA) and applicable foreign regulatory authorities of data from studies that we and our collaboration partners conduct within and outside the US now and in the future;

•	our foreign private issuer status, the loss of which would require us to comply with the Exchange Act’s domestic reporting regime, and cause us to incur significant legal, accounting and other expenses;

•	our incorporation in Switzerland, the laws of which govern our corporate affairs and may differ from those applicable to companies incorporated in the US; and

•	The other risk factors discussed in our most recent Annual Report on Form 20-F.

AC Immune SA

We are a clinical stage biopharmaceutical company leveraging our two proprietary technology platforms to discover, design and develop novel, proprietary medicines and diagnostics for prevention and treatment of neurodegenerative diseases associated with protein misfolding. Misfolded proteins are generally recognized as the leading cause of neurodegenerative diseases, such as Alzheimer’s disease, or AD, and Parkinson’s disease, or PD, with common mechanisms and drug targets, such as Abeta, Tau, alpha-synuclein and TDP-43. Our corporate strategy is founded upon a three-pillar approach that targets (i) AD, (ii) focused non-Alzheimer’s neurodegenerative diseases including NeuroOrphan indications and (iii) diagnostics. We use our two unique proprietary platform technologies, SupraAntigen (conformation-specific biologics) and Morphomer (conformation-specific small molecules), to discover, design and develop novel medicines and diagnostics to target misfolded proteins.

We are a Swiss stock corporation (société anonyme) organized under the laws of Switzerland. We were formed as a Swiss limited liability company (société à responsabilité limitée) on February 13, 2003 with our registered office and domicile in Basel, Switzerland. We converted to a Swiss stock corporation (société anonyme) under the laws of Switzerland on August 25, 2003. Our Swiss enterprise identification number is CHE-109.878.825. Our domicile and registered office is in Ecublens, at the École Polytechnique Fédérale Lausanne (EPFL) Innovation Park Building B, 1015 Lausanne, Vaud, Switzerland. Our common shares were admitted to trading on Nasdaq Global Market on September 23, 2016, and trade under the symbol ACIU.

Our registered and principal executive offices are located in Ecublens, at EPFL Innovation Park, Building B, 1015 Lausanne, Switzerland, our general telephone number is (41) 21 345 91 21 and our internet address is www.acimmune.com. Our website and the information contained on or accessible through our website are not part of this prospectus.

Risk Factors

Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 20-F, and in any updates to those risk factors in our reports Form 6-K incorporated herein, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

Use of Proceeds

Unless otherwise indicated in a prospectus supplement, we currently intend to use the net proceeds from future offerings to strategically invest in research and clinical development of current and/or additional pipeline candidates, our technology platforms, working capital, capital expenditures and general corporate purposes. Accordingly, we will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

Description of Share Capital and Articles of Association

The Company

We are a Swiss stock corporation (société anonyme) organized under the laws of Switzerland. We were formed as a Swiss limited liability company (société à responsabilité limitée) on February 13, 2003 with our registered office and domicile in Basel, Switzerland. We converted to a Swiss stock corporation (société anonyme) under the laws of Switzerland on August 25, 2003. Our Swiss enterprise identification number is CHE-109.878.825. Our domicile and registered office is in Ecublens, at the École Polytechnique Fédérale Lausanne (EPFL) Innovation Park Building B, 1015 Lausanne, Vaud, Switzerland.

Share Capital

As of March 22, 2021, our issued share capital is CHF 1,537,748.98, consisting of 76,887,449 common shares with a nominal value of CHF 0.02 each. Of these issued totals, we held 4,235,023 as treasury shares totaling CHF 84,700.46 in share capital. We have no dividend rights certificates (bons de jouissance).

Articles of Association

On February 23, 2021, we adopted amended articles of association and when we refer to our articles of association, we refer to the articles of association as filed as Exhibit 3.1 to our Annual Report on Form 20-F.

Purpose

Under our articles of association, our purpose is the research, study, development, manufacture, promotion, sale and marketing of products and substances within the pharmaceutical and nutrition industry as well as the purchase, sale and exploitation of patents and licenses in this field. We may engage in any activities which are apt to favor our purpose directly or indirectly. We may also acquire and sell real estate. We may open branch offices in Switzerland and abroad and may also acquire participations in other companies. We may provide securities to our subsidiaries and supply guarantees.

Ordinary Capital Increase, Authorized and Conditional Share Capital

Under Swiss law, we may increase our share capital (capital-actions) with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within three months of the general meeting of shareholders in order to become effective. Under our articles of association, in the case of an increase of capital against payment of contributions in cash, a resolution passed by a simple majority of the votes cast at the general meeting of shareholders regardless of abstentions and empty or invalid votes is required. In the case of the limitation or withdrawal of subscription rights or in the case of an increase of capital out of equity, against contribution in kind, or for the purpose of acquisition of assets and the granting of special benefits, a resolution passed by at least two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented is required.

Furthermore, under the Swiss Code of Obligations, or the CO, our shareholders, by a resolution passed by at least two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented, may empower our board of directors to issue shares of a specific aggregate nominal amount up to a maximum of 50% of the share capital in the form of:

•	conditional capital (capital conditionnel) for the purpose of issuing shares in connection with, among other things, (i) the exercise of conversion and/or option or warrant rights granted in connection with bonds or similar instruments, issued or to be issued by the Company or by one of our subsidiaries or (ii) the exercise of option rights granted to employees of the Company or a subsidiary, members of our board of directors or any consultant of the Company, or other persons providing services to the Company or a subsidiary; or

•	authorized capital (capital-actions autorisé) to be utilized by the board of directors within a period determined by the shareholders but not exceeding two years from the date of the shareholder approval.

Pre-Emptive Rights

Pursuant to the CO, shareholders have in principle pre-emptive subscription rights (droit préférentiel de souscription). With respect to conditional capital in connection with the issuance of conversion rights, convertible bonds or similar debt instruments, shareholders have in principle advance subscription rights (droit de souscrire préalablement).

A resolution passed at a general meeting of shareholders by at least two-thirds of the shares represented and the absolute majority of the nominal value of the shares represented may authorize our board of directors to withdraw or limit pre-emptive subscription rights or advance subscription rights in certain circumstances.

If pre-emptive subscription rights are granted, but not exercised, the board of directors may allocate the non-exercised pre-emptive subscription rights as it elects but has to follow the principle of equal treatment of the shareholders.

Our Authorized Share Capital

Under Article 3a of our articles of association, board of directors is authorized to increase the share capital, in one or several steps until 27 June 2022, by a maximum amount of CHF 190,000 by issuing a maximum of 9,500,000 registered shares with a par value of CHF 0.02 each, to be fully paid up. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate or another third party or third parties, followed by an offer to the then-existing shareholders of the Company and (ii) in partial amounts shall also be permissible.

The board of directors is authorized to determine the time of the issuance, the issue price, the manner in which the new registered shares have to be paid up, the date from which the registered shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised. The board of directors may allow the pre-emptive rights that have not been exercised to expire, or it may place with third parties such rights or registered shares, the pre-emptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

The board of directors is authorized to withdraw or limit the pre-emptive rights of the shareholders and to allot them to third parties:

•	if the issue price of the new registered shares is determined by reference to the market price;

•	for the acquisition of an enterprise, part of an enterprise or participations, or for the financing or refinancing of any of such acquisition, or in the event of share placement for the financing or refinancing of such placement;

•	for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing or registration of new registered shares on domestic or foreign stock exchanges;

•	for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of registered shares in a placement or sale of registered shares to the respective initial purchaser(s) or underwriter(s);

•	for raising of capital (including private placements) in a fast and flexible which probably could not be reached without the exclusion of the statutory pre-emptive right of the existing shareholders;

•	for other valid grounds in the sense of Article 652b para. 2 CO; or

•	following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 33 1/3 % of the share capital registered in the commercial register without having submitted to the other shareholders a takeover offer recommended by the board of directors, or for the defense of an actual, threatened or potential takeover bid, in relation to which the board of directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the board of directors has not found the takeover bid to be financially fair to the shareholders.

Our Conditional Share Capital

Conditional Share Capital for Bonds and Similar Debt Instruments

Under Article 3b of our articles of association, our share capital may be increased by a maximum aggregate amount of CHF 91,560.94 through the issue of a maximum of 4,578,047 common shares, payable in full, each with a nominal value of CHF 0.02, through the exercise of conversion and/or option or warrant rights granted in connection with bonds or similar instruments, issued or to be issued by the Company or by one of our subsidiaries, including convertible debt instruments. Shareholders do not have pre-emptive subscription rights in such circumstances.

Shareholders’ subscription rights are excluded. Shareholders’ advance subscription rights with regards to new bonds or similar instruments may be restricted or excluded by decision of the board of directors in order to finance or re-finance the acquisition of companies or holdings, or new investments planned by the Company, or in order to issue convertible bonds and warrants on the international capital markets or through private placement. If advance subscription rights are excluded, then (i) the instruments are to be placed at market conditions; (ii) the exercise period is not to exceed ten years from the date of issue for warrants and twenty years for conversion rights; and (iii) the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued. The respective holders of conversion and/or option or warrant rights are entitled to subscribe the new shares.

Conditional Share Capital for Employee Benefit Plans

Under Article 3c of our articles of association, our share capital may, to the exclusion of the pre-emptive subscription rights of shareholders, be increased by a maximum aggregate amount of CHF 65,954.32 through the issue of a maximum of 3,297,716 common shares, payable in full, each with a nominal value of CHF 0.02, in connection with the exercise of option rights granted to employees of the Company or one of our subsidiaries, members of the board of directors or any consultant, or other persons providing services to the Company or one of our subsidiaries. The board of directors specifies the precise conditions of issue including the issue price of the shares.

Uncertificated Securities

Our shares are uncertificated securities (droits-valeurs, within the meaning of Article 973c of the CO) and, when administered by a financial intermediary (dépositaire, within the meaning of the Federal Act on Intermediated Securities, “FISA”), qualify as intermediated securities (titres intermédiés, within the meaning of the FISA). In accordance with Article 973c of the CO, we maintain a non-public register of uncertificated securities (registre des droits-valeurs). We may at any time convert uncertificated securities into share certificates (including global certificates), one kind of certificate into another, or share certificates (including global certificates) into uncertificated securities. Following entry in our share register, a shareholder may at any time request from us a written confirmation in respect of the shares held by such shareholder, as reflected in the share register.

General Meeting of Shareholders

Ordinary/Extraordinary Meetings, Powers

The general meeting of shareholders is our supreme corporate body. Under Swiss law, ordinary and extraordinary general meetings of shareholders may be held. Under Swiss law, an ordinary general meeting of shareholders must be held annually within six months after the end of a Company’s financial year. In our case, this generally means on or before June 30.

The following powers are vested exclusively in the general meeting of shareholders:

•	adopting and amending the articles of association, including change of a company’s purpose or domicile;

•	electing and removal of the members of the board of directors, the chairman of the board of directors, the members of the compensation committee, the auditors and the independent proxy;

•	approving the management report and the consolidated accounts;

•	approving the annual accounts and resolutions on the allocation of the disposable profits, and in particular setting the dividend and the shares of profit to board members;

•	approving the total compensation paid to members of the board of directors and executive management;

•	discharging the members of the board of directors and executive management from liability with respect to their tenure in the previous financial year;

•	dissolving a company with or without liquidation; and

•	passing resolutions concerning all matters which are reserved to the authority of the general meeting of shareholders by law or by the articles of association.

An extraordinary general meeting of shareholders may be called by a resolution of the general meeting, the board of directors or, under certain circumstances, by a company’s auditor, liquidator or the representatives of convertible bond holders, if any. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if shareholders representing at least 10% of the share capital request such general meeting of shareholders in writing. Such request must set forth the items to be discussed and the proposals to be acted upon. The board of directors must convene an extraordinary general meeting of shareholders and propose financial restructuring measures if, based on a company’s stand-alone annual statutory balance sheet, half of the share capital and reserves are not covered by its assets.

Voting and Quorum Requirements

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the simple majority of the votes cast at the general meeting of shareholders regardless of abstentions or empty or invalid votes, unless statutory law or the articles of association state otherwise.

A resolution of the general meeting of the shareholders passed by at least two-thirds of the shares represented at the meeting, and the absolute majority of the nominal value of the shares represented is required for:

•	amending a company’s corporate purpose;

•	creating shares with privileged voting rights;

•	restricting the transferability of common shares;

•	creating authorized or conditional share capital;

•	increasing the share capital out of equity, against contributions in-kind or for the purpose of acquiring assets and granting of special benefits;

•	limiting or withdrawing shareholder’s pre-emptive subscription rights;

•	changing a company’s domicile;

•	alleviating or withdrawing of restrictions upon the transfer of common shares and the removal of the voting cap of 33 1∕3% as contained in article 4 of the articles of association;

•	removing the indemnification provision for the board of directors and executive management as contained in article 29 of the articles of association;

•	converting common shares into bearer shares and vice versa;

•	dissolving or liquidating a company; and

•	amending or eliminating article 17 (resolutions and elections) of the articles of association.

The same voting requirements apply, subject to mandatory law, to resolutions regarding transactions among corporations (including a merger, demerger or conversion of a corporation) based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and Transfer of Assets, or the Merger Act, see “—Compulsory Acquisitions; Appraisal Rights.”

In accordance with Swiss law and generally accepted business practices, our articles of association do not provide quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of NASDAQ Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock.

Notice

General meetings of shareholders must be convened by the board of directors or, if necessary, by the auditors at least 20 days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Registered shareholders may also be informed by ordinary mail or e-mail. The notice of a general meeting of shareholders must state the items on the agenda, the proposals to be acted upon and, in case of elections, the names of the nominated candidates. Except in the limited circumstances listed below, a resolution may not be passed at a general meeting without proper notice. This limitation does not apply to proposals to convene an extraordinary general meeting of shareholders or to initiate a special investigation. No previous notification is required for proposals concerning items included in the agenda or for debates that do not result in a vote.

All of the owners or representatives of our shares may, if no objection is raised, hold a general meeting of shareholders without complying with the formal requirements for convening general meetings of shareholders (a universal meeting). This universal meeting of shareholders may discuss and pass binding resolutions on all matters within the purview of the ordinary general meeting of shareholders, provided that the owners or representatives of all the shares are present at the meeting.

Agenda Requests

Pursuant to Swiss law, one or more shareholders, whose combined shareholdings represent the lower of (i) at least one tenth of the share capital or (ii) an aggregate nominal value of at least CHF 1,000,000, may request that an item be included in the agenda for an ordinary general meeting of shareholders. A request for inclusion of an item on the agenda must in principle be requested in writing delivered to or mailed and received at the registered office of the Company at least 120 calendar days before the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s ordinary general meeting of shareholders. The request must contain, for each of the agenda items, the following information:

•	a brief description of the business desired to be brought before the ordinary general meeting of shareholders and the reasons for conducting such business at the ordinary general meeting of shareholders;

•	the name and address, as they appear in our share register, of the shareholder proposing such business;

•	the number of shares of the Company which are beneficially owned by such shareholder;

•	the dates upon which the shareholder acquired such shares;

•	documentary support for any claim of beneficial ownership;

•	any material interest of such shareholder in such business; and

•	a statement in support of the matter and, for proposals sought to be included in the Company’s proxy statement, any other information required by Securities and Exchange Commission Rule 14a-8.

In addition, if the shareholder intends to solicit proxies from the shareholders of the Company, such shareholder shall notify the Company of this intent in accordance with Securities and Exchange Commission Rule 14a-4 and/or Rule 14a-8.

Our annual business report, the compensation report and the auditor’s report must be made available for inspection by the shareholders at our registered office no later than 20 days prior to the general meeting of shareholders. Shareholders of record may be notified of this in writing.

Voting Rights

Each of our shares entitles its holder to one vote, regardless of its nominal value. The shares are not divisible. The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) or usufructuaries who are entered in our share register at cut-off date determined by the board of directors. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy holder (annually elected by the general meeting of shareholders), another registered shareholder or third person with written authorization to act as proxy or the shareholder’s legal representative. The chairman has the power to decide whether to recognize a power of attorney.

Our articles of association state that no individual or legal entity may, directly or indirectly, formally, constructively or beneficially own or otherwise control voting rights (“Controlled Shares”) with respect to 33 1∕3% or more of the registered share capital recorded in the Commercial Register except if such individual or legal entity submits prior to the acquisition of such Controlled Shares an orderly tender offer to all shareholders with a minimum price of the higher of (i) the volume weighted average price of the last 60 trading days prior to the publication of the tender offer or (ii) the highest price paid by such individual or legal entity in the 12 months preceding to the publication of the tender offer. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, will be regarded as one person. The common shares exceeding the limit of 33 1/3% and not benefitting from the exemption regarding a tender offer will be entered in our share registered as shares without voting rights. The board of directors may in special cases approve exceptions to the above regulations. Additional voting caps apply to shareholders acquiring shares for other persons (nominees).

Dividends and Other Distributions

Our board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution. Dividend payments require a resolution passed by a simple majority of the votes cast at a general meeting of shareholders regardless of abstentions or empty or invalid votes. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association.

Under Swiss law, we may pay dividends only from the disposable profit and from reserves formed for this purpose, each as evidenced by our audited stand-alone statutory balance sheet prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law and the articles of association have been deducted. We are not permitted to pay interim dividends out of profit of the current business year.

Distributable reserves are generally booked either as “free reserves” (réserves libres) or as “reserve from capital contributions” (apports de capital). Under the CO, if our general reserves (réserve générale) amount to less than 20% of our share capital recorded in the Commercial Register (i.e., 20% of the aggregate nominal value of our issued capital), then at least 5% of our annual profit must be retained as general reserves. The CO permits us to accrue additional general reserves. Further, a purchase of our own shares (whether by us or a subsidiary) reduces the distributable reserves in an amount corresponding to the purchase price of such own shares. Finally, the CO under certain circumstances requires the creation of revaluation reserves which are not distributable.

Distributions out of issued share capital (i.e. the aggregate nominal value of our issued shares) are not allowed and may be made only by way of a share capital reduction. Such a capital reduction requires a resolution passed by a simple majority of the votes cast at a general meeting of shareholders regardless of abstentions or empty or invalid votes. The resolution of the shareholders must be recorded in a public deed and a special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the Commercial Register. The share capital may be reduced below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is reestablished by sufficient new fully paid-up capital. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims. The reduction of the share capital may be implemented only after expiration of this time limit.

Our board of directors determines the date on which the dividend entitlement starts. Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment, but shareholders may also resolve at the ordinary general meeting of shareholders to pay dividends in quarterly or other installments.

Transfer of Shares

Shares in uncertificated form (droits-valeurs) may only be transferred by way of assignment. Shares that constitute intermediated securities (titres intermédiés) may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with the relevant provisions of the FISA. Article 5 of our articles of association provides that the transfer of intermediated securities and the pledging of these intermediated securities are based on the provisions of the FISA and that transfer of propriety as collateral by means of written assignment are not permitted.

Voting rights may be exercised only after a shareholder (or usufructuaries) has been entered in our share register (registre des actions) with his or her name, first name and address (in the case of legal entities, the registered office) as a shareholder with voting rights. Our articles of association state that no individual or legal entity may, directly or indirectly, formally, constructively or beneficially own or otherwise control voting rights (“Controlled Shares”) with respect to 33 1∕3% or more of the registered share capital recorded in the Commercial Register except if such individual or legal entity submits prior to the acquisition of such Controlled Shares an orderly tender offer to all shareholders with a minimum price of the higher of (i) the volume weighted average price of the last 60 trading days prior to the publication of the tender offer or (ii) the highest price paid by such individual or legal entity in the 12 months preceding to the publication of the tender offer. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, will be regarded as one person. The common shares exceeding the limit of 33 1/3% and not benefitting from the exemption regarding a tender offer will be entered in our share registered as shares without voting rights.

Additional voting caps apply to shareholders acquiring shares for other persons (nominees).

Inspection of Books and Records

Under the CO, a shareholder has a right to inspect our share register with respect to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect our share register. Our books and correspondence may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of our business secrets.

Special Investigation

If the shareholders’ inspection rights as outlined above prove to be insufficient in the judgment of the shareholder, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the competent court sitting in Lausanne, Switzerland, our registered office, to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10 percent of the share capital or holders of shares in an aggregate nominal value of at least CHF 2,000,000 may request that the court appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board of directors or our executive management infringed the law or our articles of association and thereby caused damages to the Company or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other similar transactions (i.e. mergers, demergers, transformations and certain asset transfers) that are governed by the Swiss Merger Act are, if approved in accordance with the applicable provisions of the Swiss Merger Act, binding on all shareholders of the involved companies. A statutory merger or demerger requires approval by at least two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented. If the merger agreement provides, however, only for a compensation payment, or in the event of an asymmetrical demerger, at least 90 percent of all shareholders of the transferring company who are entitled to vote must approve the merger agreement and the asymmetrical demerger, respectively.

Swiss corporations may be acquired by an acquirer through the direct acquisition of shares of the Swiss corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. If such a squeeze-out merger under the Swiss Merger Act occurs, a minority shareholder subject to the squeeze-out merger could seek to claim, within two months of the publication of the squeeze-out merger, that the consideration offered is “inadequate” and petition a Swiss competent court to determine what “adequate” consideration is.

In addition, under Swiss law, the sale of “all or substantially all of our assets” by us may require the approval of at least two-thirds of the number of shares represented at a general meeting shareholders and the absolute majority of the nominal value of the shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	a core part of our business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	our assets, after the divestment, are not invested in accordance with our statutory business purpose; and

•	the proceeds of the divestment are not earmarked for reinvestment in accordance with our business purpose but, instead, are intended for distribution to our shareholders or for financial investments unrelated to our business.

If in a merger, demerger or transformation, equity or shareholder rights are not adequately preserved or the compensation paid is unreasonable, within two months after the publication of the merger, demerger or transformation resolution, each shareholder may demand that the competent court determines what is a reasonable amount of compensation. The decision of the court is legally binding on all shareholders of the company involved, provided that they are in the same legal position as the plaintiff. The costs of proceedings shall be borne by the acquiring company. If the particular circumstances justify it, the court may decide that the plaintiff shall bear all or part of the cost. An action to obtain a review of the protection of equity or shareholder rights does not affect the legal validity of the merger, demerger or transformation resolution.

Board of Directors

Our articles of association provide that the board of directors shall consist of at least three and not more than nine members.

The members of the board of directors and the chairman are elected annually by the general meeting of shareholders for a period until the completion of the subsequent ordinary general meeting of shareholders and are eligible for re-election. Each member of the board of directors must be elected individually.

Powers

The board of directors has the following non-delegable and inalienable powers and duties:

•	the overall management of the Company and the issuing of all necessary directives;

•	the determination of the Company’s organization;

•	the organization of the accounting, financial control and financial planning systems are required for management of the Company;

•	the appointment and dismissal of persons entrusted with managing and representing the Company;

•	the overall supervision of the persons entrusted with managing the Company, in particular with regard to compliance with the law, articles of association, operational regulations and directives;

•	the compilation of the annual report, and the preparation for the general meeting of shareholders and implementing its resolutions;

•	the preparation of the compensation report and to request approval by the general meeting of shareholders regarding the compensation of the board of directors and the executive committee; and

•	the notification of the court in the event that the Company is over-indebted.

The board of directors may assign responsibility for preparing and implementing its resolutions or monitoring transactions to committees or individual members. It must ensure appropriate reporting to its members. Furthermore, the board of directors may, while retaining such non-delegable and inalienable powers and duties, delegate, in part or entirely, the management and the representation of the Company, within the limits of the law, to a one or more individual directors (Delegates) or to third parties pursuant to the organizational regulations issued by the board of directors.

Pursuant to Swiss law and Article 25 of our articles of association, details of the delegation and other procedural rules such as quorum requirements must be set in the organizational rules issued by the board of directors.

The board of directors assigns the persons with signatory power for the Company and the kind of signatory power.

Indemnification of Executive Management and Directors

Subject to Swiss law, Article 29 of our articles of association provides for indemnification of the current and former members of the board of directors, executive management and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permits us to advance the expenses of defending any act, suit or proceeding to our directors and members of the executive management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the employer.

Conflict of Interest, Management Transactions

Swiss law does not have a general provision regarding conflicts of interest. However, the CO contains a provision that requires our directors and the members of the executive management to safeguard the Company’s interests and imposes a duty of loyalty and duty of care on our directors and the members of the executive management. This rule is generally understood to disqualify directors and members of the executive management from participating in decisions that directly affect them. Our directors and executive officers are personally liable to us for any breach of these provisions. In addition, Swiss law contains provisions under which directors and all persons engaged in the Company’s management are liable to the Company, each shareholder and the Company’s creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of the Company’s shareholders or directors or any person associated with any such shareholder or director, other than payments made at arm’s length, must be repaid to the Company if such shareholder or director acted in bad faith.

Our board of directors has adopted a Code of Business Conduct and Ethics that covers a broad range of matters, including the handling of conflicts of interest.

Principles of the Compensation of the Board of Directors and the Executive Management

Pursuant to Swiss law, our shareholders must annually approve the compensation of the board of directors and the persons whom the board of directors has, fully or partially, entrusted with the management of the Company. The board of directors must issue, on an annual basis, a written compensation report that must be reviewed together with a report on our business by our auditor. The compensation report must disclose all compensation (as defined in section 14 of the Swiss Ordinance against Excessive Compensation in Listed Companies) granted by the Company, directly or indirectly, to current members of the board of directors and executive management as well as to former members of the board of directors and executive management but in the latter case only to the extent if such compensation is related to their former role within the Company or if such compensation is not on customary market terms.

The disclosure concerning compensation must in particular include the aggregate amount for the board of directors and the aggregate amount for the executive management, as well as the particular amount of compensation for each member of the board of directors and the highest paid member of the executive management, specifying the name and function of each person.

Certain forms of compensation are prohibited for members of our board of directors and executive management, such as:

•	severance payments provided for either contractually or in the articles of association (compensation due until the termination of a contractual relationship does not qualify as severance payment);

•	advance compensation;

•	incentive fees for the acquisition or transfer of corporations, or parts thereof, by the Company or by companies being, directly or indirectly, controlled by the us;

•	loans, other forms of indebtedness, pension benefits not based on occupational pension schemes and performance-based compensation not provided for in the articles of association; and

•	equity securities and conversion and option rights awards not provided for in the articles of association.

Compensation to members of the board of directors and executive management for activities in entities that are, directly or indirectly, controlled by the Company is prohibited if the compensation (i) would have been prohibited if it was paid directly by the Company, (ii) is not provided for in the articles of association or (iii) has not been approved by the general meeting of shareholders.

The general meeting of shareholders annually votes on the proposals of the board of directors with respect to:

•	the maximum aggregate amount of non-performance-related compensation of the board of directors for the next term of office;

•	the maximum aggregate amount of a possible additional compensation of the board of directors for the preceding business year;

•	the maximum aggregate amount of non-performance-related compensation of the executive management for the 12-month period starting on 1 July following the ordinary general meeting of shareholders;

•	the maximum aggregate amount of variable compensation for the executive management for the current year; and

•	the maximum aggregate amount of options or shares in the Company granted to the board of directors and the executive management.

The respective total compensation amounts include social security and occupational pension contributions for the benefit of the members of the board of directors, the executive management and the Company.

If the general meeting of shareholders refuses to approve a respective motion by the board of directors, the board of directors may either submit a new motion at the same meeting or determine a maximum total remuneration or several maximum partial remunerations, subject to the relevant principles of the compensation, or submit a new motion to the next general meeting of shareholders for approval.

In addition to fixed compensation, members of the executive management may be paid in cash a variable compensation, depending on the achievement of certain performance criteria. The performance criteria may include individual targets, targets of the Company or parts thereof and targets in relation to the market, other companies or comparable benchmarks, taking into account the position and level of responsibility of the recipient of the variable compensation. The board of directors or, where delegated to it, the compensation committee determines the relative weight of the performance criteria and the respective target values.

Compensation may be paid in cash or granted in form of options or shares in the Company. The board of directors or, to the extent delegated to it, the compensation committee determines grant, vesting, exercise and forfeiture conditions.

Borrowing Powers

Neither Swiss law nor our articles of association restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.

Repurchases of Shares and Purchases of Own Shares

The CO limits our right to purchase and hold our own shares. We and our subsidiaries may purchase shares only if and to the extent that (i) we have freely distributable reserves in the amount of the purchase price; and (ii) the aggregate nominal value of all shares held by us does not exceed 10 percent of our share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the articles of association, the foregoing upper limit is 20 percent. If we own shares that exceed the threshold of 10 percent of our share capital, the excess must be sold or cancelled by means of a capital reduction within two years.

We currently hold 4,235,023 fully paid up common shares of par value CHF 0.02 each, as treasury shares.

Shares of the Company held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive subscription rights in the case of share capital increases.

In addition, selective share repurchases are only permitted under certain circumstances. Within these limitations, as is customary for Swiss corporations, we may purchase and sell our own shares from time to time in order to meet imbalances of supply and demand, to provide liquidity and to even out variances in the market price of shares.

Notification and Disclosure of Substantial Share Interests

The disclosure obligations generally applicable to shareholders of Swiss corporations under the Swiss Financial Market Infrastructure Act, FinMIA, do not apply to us since our shares are not listed on a Swiss stock exchange.

Pursuant to Article 663c of the CO, Swiss corporations whose shares are listed on a stock exchange must disclose their significant shareholders and their shareholdings in the notes to their balance sheet, where this information is known or ought to be known. Significant shareholders are defined as shareholders and groups of shareholders linked through voting rights who hold more than five percent of all voting rights.

Stock Exchange Listing

Our common shares are listed on the NASDAQ Global Market under the symbol “ACIU.”

Transfer Agent and Registrar of Shares

Computershare Trust Company, N.A. acts as transfer agent and registrar for our common shares. The share register reflects only record owners of our shares. Swiss law does not recognize fractional share interests.

Comparison of Swiss Law and Delaware Law

The Swiss laws applicable to Swiss corporations and their shareholders differ from laws applicable to U.S. corporations and their shareholders. The following table summarizes significant differences in shareholder rights between the provisions of the Swiss Code of Obligations (Code des Obligations Suisse) and the Swiss Ordinance against excessive compensation in listed stock corporations applicable to our Company, as implemented by the Company in its articles of association, and the Delaware General Corporation Law applicable to companies incorporated in Delaware and their shareholders. Please note that this is only a general summary of certain provisions applicable to companies in Delaware. Certain Delaware companies may be permitted to exclude certain of the provisions summarized below in their charter documents.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Mergers and similar arrangements
Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.	Under Swiss law, with certain exceptions, a merger or a demerger of the corporation or a sale of all or substantially all of the assets of a corporation must be approved by two-thirds of the voting rights represented at the respective general meeting of shareholders as well as the absolute majority of the nominal value of shares represented at such shareholders’ meeting. A shareholder of a Swiss corporation participating in a statutory merger or demerger pursuant to the Swiss Merger Act (Loi sur la fusion) can file a lawsuit against the surviving company. If the consideration is deemed “inadequate,” such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that such shareholder receives the fair value of the shares held by such shareholder. Swiss law also provides that if the merger agreement provides only for a compensation payment, at least 90.0% of all members in the transferring legal entity, who are entitled to vote, shall approve the merger agreement.
Shareholders’ suits

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Class actions and derivative actions as such are not available under Swiss law. Nevertheless, certain actions may have a similar effect. A shareholder is entitled to bring suit against directors for breach of their duties and claim the payment of the company’s losses or damages both to the corporation and, subject to certain conditions, to the individual shareholder. Likewise, an appraisal lawsuit won by a shareholder may indirectly compensate all shareholders. In addition, to the extent that US laws and regulations provide a basis for liability and US courts have jurisdiction, a class action may be available.

Under Swiss law, the winning party is generally entitled to recover or to partially recover attorneys’ fees incurred in connection with such action, provided, however, that the court has broad discretion to permit the shareholder whose claim has been dismissed to recover attorneys’ fees incurred to the extent he or she acted in good faith.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Shareholder vote on board and management compensation
Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.	Pursuant to the Swiss Ordinance against excessive compensation in listed stock corporations (Ordonnance contre les rémunérations abusives dans les sociétés anonymes cotées en bourse), the general meeting of shareholders has the non-transferable right, amongst others, to vote on the aggregate amount of compensation of the members of the board of directors, of the executive committee and of the advisory boards.
Annual vote on board renewal

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of stockholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

The general meeting of shareholders elects the members of the board of directors, the chairperson of the board of directors and the members of the compensation committee individually and annually for a term of office until the end of the following general meeting of shareholders. Re-election is possible.
Indemnification of directors and executive management and limitation of liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

• any breach of a director’s duty of loyalty to the corporation or its shareholders;

• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

• statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

• any transaction from which the director derived an improper personal benefit.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Under Swiss corporate law, an indemnification by the corporation of a director or member of the executive management in relation to potential personal liability is not effective to the extent the director or member of the executive management intentionally or negligently violated his or her corporate duties towards the corporation (certain views advocate that at least a grossly negligent violation is required to exclude the indemnification). Furthermore, the general meeting of shareholders may discharge the directors and members of the executive management from liability from actions taken during the past financial year. Such discharge is effective only, however, for disclosed facts and only as against the company and those shareholders who approved the discharge or who have since acquired their shares in full knowledge of the discharge. Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders. In addition, indemnification of other controlling persons is not permitted under Swiss corporate law, including shareholders of the corporation.

The articles of association of a Swiss corporation may also set forth that the corporation shall indemnify and hold harmless, to the extent permitted by the law, the directors and executive managers out of assets of the corporation against threatened, pending or completed actions.

Also, a corporation may enter into and pay for directors’ and officers’ liability insurance which may cover negligent acts as well.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Directors’ fiduciary duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components:

• the duty of care; and

• the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.

Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

The board of directors of a Swiss corporation manages the business of the corporation, unless responsibility for such management has been delegated to the executive management (for example by organizational rules and comparable bylaws). However, there are several non-transferable duties of the board of directors:

• the overall management of the corporation and the issuing of all necessary directives;

• determination of the corporation’s organization;

• the organization of the accounting, financial control and financial planning systems as required for management of the corporation;

• the appointment and dismissal of persons entrusted with managing and representing the corporation;

• overall supervision of the persons entrusted with managing the corporation, in particular with regard to compliance with the law, articles of association, operational regulations and directives;

• compilation of the annual report, preparation for the general meeting, the compensation report and implementation of its resolutions; and

• notification of the court in the event that the company is overindebted.

The members of the board of directors must perform their duties with all due diligence and safeguard the interests of the corporation in good faith. They must afford the shareholders equal treatment in equal circumstances.

The burden of proof for a violation of these duties is with the corporation or with the shareholder bringing a suit against the director.

Shareholder action by written consent
A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.	Shareholders of a Swiss corporation may only exercise their voting rights in a general meeting of shareholders and may not act by written consents. The articles of association must allow for (independent) proxies to be present at a general meeting of shareholders. The instruction of such (independent) proxies may occur in writing or electronically.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Shareholder proposals
A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

At any general meeting of shareholders any shareholder may put proposals to the meeting if the proposal is part of an agenda item. No resolution may be made on proposals relating to the agenda items that were not duly notified. Unless the articles of association provide for a lower threshold or for additional shareholders’ rights:

• shareholders together representing at least 10% of the share capital may demand that a general meeting of shareholders be called for specific agenda items and specific proposals; and

• shareholders together representing shares with a nominal value of at least CHF 1.0 million may demand that an agenda item including a specific proposal be put on the agenda for a regularly scheduled general meeting of shareholders, provided such request is made with appropriate notice.

Any shareholder can propose candidates for election as directors provided that the election of board members has been included as an agenda item.

In addition, any shareholder is entitled, at a general meeting of shareholders and without advance notice, to (i) request information from the board of directors on the affairs of the company (note, however, that the right to obtain such information is limited), (ii) request information from the auditors on the methods and results of their audit, (iii) request that the general meeting of shareholders resolve to convene an extraordinary general meeting, or (iv) request that the general meeting of shareholders resolve to appoint an examiner to carry out a special examination.

Cumulative voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.	Cumulative voting is not permitted under Swiss corporate law. Pursuant to Swiss law, shareholders can vote for each proposed candidate, but they are not allowed to cumulate their votes for single candidates. An annual individual election of (i) all members of the board of directors, (ii) the chairman of the board of directors, (iii) the members of the compensation committee, (iv) the election of the independent proxy for a term of office of one year (i.e. until the following annual general meeting) as well as the vote on the aggregate amount of compensation for the members of the board of directors and the executive committee as well as for the members of the advisory board, if applicable, is mandatory for listed companies. Re-election is permitted.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Removal of directors
A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	A Swiss corporation may remove, with or without cause, any director at any time with a resolution passed by a simple majority of the votes cast at a general meeting of shareholders concerned. The articles of association may require the approval by a qualified majority of the shares represented at a meeting for the removal of a director.
Transactions with interested shareholders
The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting stock within the past three years.	No such rule applies to a Swiss corporation.
Dissolution; Winding up
Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.	A dissolution of a Swiss corporation requires the approval by two-thirds of the shares represented as well as the absolute majority of the nominal value of the share capital represented at a general meeting of shareholders passing a resolution on such dissolution. The articles of association may increase the voting thresholds required for such a resolution.
Variation of rights of shares
A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

The general shareholder meeting of a Swiss corporation may resolve that preference shares be issued or that existing shares be converted into preference shares with a resolution passed by a simple majority of the votes cast at the general meeting of shareholders. Where a company has issued preference shares, further preference shares conferring preferential rights over the existing preference shares may be issued only with the consent of both a special meeting of the adversely affected holders of the existing preference shares and of a general meeting of all shareholders, unless otherwise provided in the articles of association.

Shares with preferential voting rights are not regarded a special class for these purposes.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Amendment of governing documents
A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	The articles of association of a Swiss corporation may be amended with a resolution passed by a simple majority of the votes cast at such meeting, unless otherwise provided in the articles of association. There are a number of resolutions, such as an amendment of the stated purpose of the corporation, the introduction of authorized and conditional capital and the introduction of shares with preferential voting rights that require the approval by two-thirds of the votes and an absolute majority of the nominal value of the shares represented at a shareholders’ meeting. The articles of association may increase the voting thresholds.
Inspection of Books and Records
Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Swiss corporation may only inspect books and records if the general meeting of shareholders or the board of directors approved such inspection. The information may be refused where providing it would jeopardize the corporation’s trade secrets or other interests warranting protection. A shareholder is only entitled to receive information to the extent required to exercise such shareholders’ rights, subject to the interests of the corporation. The right to inspect the share register is limited to the right to inspect that shareholder’s own entry in the share register.
Payment of dividends

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

• out of its surplus, or

• in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Stockholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without stockholder approval.

Dividend payments are subject to the approval of the general meeting of shareholders. The board of directors may propose to shareholders that a dividend shall be paid but cannot itself authorize the distribution.

Payments out of the Company’s share capital (in other words, the aggregate nominal value of the Company’s registered share capital) in the form of dividends are not allowed; however, payments out of share capital may be made by way of a capital reduction only. Dividends may be paid only from the profits brought forward from the previous business years or if the Company has distributable reserves, each as will be presented on the Company’s audited annual stand-alone balance sheet. The dividend may be determined only after the allocations to reserves required by the law and the articles of association have been deducted.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Creation and issuance of new shares
All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.	All creation of shares require a shareholders’ resolution. An authorized or contingent capital increase requires at least two-thirds of the voting rights represented at the general meeting of shareholders and an absolute majority of the nominal value of shares represented. Authorized shares can be, once created by shareholder resolution, issued by the board of directors (subject to fulfillment of the authorization). Conditional shares are created and issued through the exercise of options and conversion rights related to debt instruments issued by the board of directors or such rights issued to employees.

Description of Debt Securities

The debt securities will be either senior debt securities or subordinated debt securities and may be secured or unsecured and may be exchangeable for and/or convertible into other securities, including our common shares. The debt securities will be issued under one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

Description of Warrants

We may issue warrants to purchase debt securities, common shares or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between our company and a warrant agent that we will name in the applicable prospectus supplement. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Description of Purchase Contracts

We may issue purchase contracts for the purchase or sale of equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such equity securities issued by us at a specified purchase price, which may be based on a formula, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

Any purchase contracts we issue will be physically settled by delivery of the securities. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness.

Description of Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more common shares, debt securities, warrants or any combination of such securities.

Description of Subscription Rights

The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement or free writing prospectus relating to such subscription rights, and may differ from the terms described herein.

We may issue subscription rights to purchase our securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	whether common shares or warrants for those securities will be offered under the shareholder subscription rights;

•	the price, if any, for the subscription rights;

•	the exercise price payable for each security upon the exercise of the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the number and terms of the securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if appropriate, a discussion of material U.S. federal income tax considerations; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights.

Standby Arrangements

If fewer than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Plan of Distribution

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents; or

•	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

The securities may be sold through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common shares, which are listed on the NASDAQ Global Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our common shares, may or may not be listed on a national securities exchange.

Incorporation of Certain Information By Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference herein:

•	Our 2020 Annual Report on Form 20-F for the fiscal year ended December 31, 2020; and

•	Our reports on Form 6-K furnished to the SEC on March 23, 2021 (only with respect to “Item 1.C—2020 and 2019 Board Compensation” and “Item 2.C—2020 and 2019 Executive Compensation” of Exhibit 99.4), March 31, 2021 and April 28, 2021 (only with respect to Exhibits 99.1 and 99.2).

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to termination or expiration of this registration statement shall be deemed incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form that it is being incorporated by reference into this prospectus.

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from us in writing or at AC Immune SA, EPFL Innovation Park, Building B, 1015 Lausanne, Switzerland, or via telephone at +41 21 345 91 21.

Expenses

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.

Amount To Be Paid
SEC registration fee**		$38,185
FINRA filing fee		53,000
Transfer agent’s fees		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

____________________

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.
**	Includes the $24,375 previously paid in connection with unsold securities pursuant to Rule 415(a)(6).

Legal Matters

The validity of our common shares and certain other matters of Swiss law will be passed upon for us by Bär & Karrer Ltd., Zurich, Switzerland. Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.

Experts

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers SA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers SA is a member of EXPERTsuisse — Swiss Expert Association for Audit, Tax and Fiduciary.

AC IMMUNE SA

Common Shares
Debt Securities
Warrants
Purchase Contracts
Units
Subscription Rights

___________________________

PROSPECTUS

___________________________

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Officers and Directors

Subject to Swiss law, Article 29 of our articles of association provides for indemnification of the existing and former members of the board of directors, executive management and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permits us to advance the expenses of defending any act, suit or proceeding to our directors and executive management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the employer. See “Comparison of Swiss Law and Delaware Law—Indemnification of directors and executive management and limitation of liability.”

We will enter into indemnification agreements with each of the members of our board of directors and executive management.

Exhibits

The following documents are filed as part of this registration statement:

1.1*	Form of Underwriting Agreement
4.1	Articles of Association (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual and Transition Report of Foreign Private Issuers on Form 20-F filed with the SEC on March 23, 2021)
4.2	Form of Senior Indenture
4.3	Form of Subordinated Indenture
4.4*	Form of Senior Note
4.5*	Form of Subordinated Note
4.6*	Form of Warrant Agreement
4.7*	Form of Purchase Contract
4.8*	Form of Unit Agreement
4.9*	Form of Subscription Rights Agreement (including form of Subscription Rights Certificate)
5.1	Opinion of Bär & Karrer Ltd., Swiss Counsel of AC Immune SA
5.2	Opinion of Davis Polk & Wardwell LLP
23.1	Consent of PricewaterhouseCoopers SA
23.2	Consent of Bär & Karrer Ltd., Swiss Counsel of AC Immune SA (included in exhibit 5.1)
23.3	Consent of Davis Polk & Wardwell LLP (included in exhibit 5.2)
24.1	Powers of attorney (included on signature page to the registration statement)
25.1*	Statement of Eligibility on Form T-1 for Senior Indenture
25.2*	Statement of Eligibility on Form T-1 for Subordinated Indenture

_____________________

* To be filed, if necessary, by amendment

Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§ 239.13 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) or Form S-3 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lausanne, Switzerland on April 28, 2021.

AC IMMUNE SA

By:	/s/ Andrea Pfeifer
Name:	Andrea Pfeifer
Title:	Chief Executive Officer

By:	/s/ Joerg Hornstein
Name:	Joerg Hornstein
Title:	Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Andrea Pfeifer and Joerg Hornstein and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Andrea Pfeifer	Chief Executive Officer (principal executive officer)	April 28, 2021
Andrea Pfeifer

/s/ Joerg Hornstein	Chief Financial Officer (principal financial officer and principal accounting officer)	April 28, 2021
Joerg Hornstein

/s/ Douglas Williams	Chairman and Director	April 28, 2021
Douglas Williams

/s/ Martin Velasco	Vice-Chairman and Director	April 28, 2021
Martin Velasco

/s/ Peter Bollmann	Director	April 28, 2021
Peter Bollmann

/s/ Thomas Graney	Director	April 28, 2021
Thomas Graney

/s/ Werner Lanthaler	Director	April 28, 2021
Werner Lanthaler

/s/ Roy Twyman	Director	April 28, 2021
Roy Twyman

/s/ Carl June	Director	April 28, 2021
Carl June

/s/ Alan Colowick	Director	April 28, 2021
Alan Colowick

/s/ Colleen A. De Vries	Authorized Representative in the United States	April 28, 2021
Colleen A. De Vries
SVP on behalf of Cogency Global Inc.